Exhibit 1.01
CONFLICT MINERALS REPORT

Introduction
This Conflict Minerals Report of Abercrombie & Fitch Co. (the “Company”) for the calendar year ended December 31, 2022 (“Reporting Period”) is filed pursuant to Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934. In accordance with the Rule, the Company identified products that it believes contain tin, tantalum, tungsten or gold (“Conflict Minerals”) that were manufactured by or on behalf of the Company during the Reporting Period (the “Covered Products”), and undertook a reasonable country of origin inquiry (“RCOI”) to ascertain whether any Conflict Minerals in its Covered Products originated in the Democratic Republic of the Congo or an adjoining country (each, a “Covered Country”). Based on the information received by the Company as a result of the RCOI, the Company determined that it is required by the Rule to undertake due diligence with respect to the Conflict Minerals in its Covered Products and file this Conflict Minerals Report. The due diligence undertaken by the Company and the results of that due diligence are set forth below.
Part I. Description of Due Diligence Undertaken by the Company
    The Company has performed due diligence on the source of the Conflict Minerals contained in the Covered Products within the framework of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “Framework”) as required by the Rule. The Company’s Conflict Minerals due diligence procedures (“Procedures”) are summarized below within each category specified by the Framework.
    1.    Establish Strong Company Management Systems.
        1.1.    The Company has adopted a Conflict Minerals Policy (the “Policy”) which has been communicated to its suppliers and is posted on its website. As stated in the Policy, the Company supports the goal of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to prevent armed groups from benefitting from the sourcing of Conflict Minerals from the Covered Countries.
1.2    Under the Policy, the Company expects its suppliers to investigate the source of any Conflict Minerals in the products and materials supplied to the Company and to avoid the purchase of Conflict Minerals from sources that benefit armed groups in the Covered Countries. The Company has also incorporated these requirements into its Master Vendor Agreements.
        1.3    The Company has designated certain managers from its Sustainability, Sourcing, Quality Assurance, Legal, and Financial Reporting departments to oversee and implement the Procedures. Employees involved in the oversight and implementation of the Procedures are educated on the Rule and the Policy.
        1.4    The Company identified its Covered Products and the suppliers who supply such Covered Products or components or materials that contain Conflict Minerals that are used in Covered Products (“Covered Suppliers”). Each year the Company undertakes a review of Covered Products and Covered Suppliers through its internal product and vendor systems and verifies the list of Covered Products and Covered Suppliers with its Sourcing department.
        1.5    The Policy requires that the Company contact and survey its Covered Suppliers annually regarding the source of any Conflict Minerals supplied to the Company during the Reporting Period. The Company uses the Conflict Minerals Reporting Template (“CMRT”) in the form developed by the Responsible Minerals Initiative (“RMI”) to survey its Covered Suppliers. The CMRT distributed by the Company to its Covered Suppliers contains detailed instructions on its completion.
        1.6    The Company collects and centrally maintains the completed CMRTs received from the Covered Suppliers.
        1.7    The Company requires its suppliers to obtain and accurately report information regarding Conflict Minerals sourcing (including any concerns of the suppliers regarding the origination or sourcing of materials from conflict affected and high risk areas).

    2.    Identify and Assess Risk in the Supply Chain.
    The Company reviews each CMRT received from its Covered Suppliers to ascertain (a) whether the CMRT is complete, (b) whether the Covered Supplier indicates that the Conflict Minerals are sourced from a Covered Country, and (c) whether the Covered Supplier has identified the smelters, processors or refiners of its Conflict Minerals. The Company’s Sustainability and Sourcing departments perform an internal check on the data to confirm that the CMRT responses are consistent with the Company’s understanding of the materials supplied by the Covered Supplier and follows up with suppliers who are unresponsive or whose CMRT is incomplete. The Company identifies any changes in the CMRT responses from the prior year’s responses.
Additionally, the Company maintains a membership in the RMI through which it (a) assesses processing facility aggregate sourcing through the RMI country of origin data, (b) verifies through the RMI that the processing facilities carried out due diligence required by the Framework, and (c) obtains information regarding audits of the processing facilities. The Company works with its Covered Suppliers to ascertain the reasons for any non-conformance of any processing facilities identified in by such Covered Supplier with the RMI Responsible Minerals Assurance Process (“RMAP”) assessment protocols. Covered Suppliers are expected to obtain Conflict Minerals from RMAP conformant processing facilities and must request any non-conformant processing facilities to become conformant with the RMAP assessment protocols as soon as possible.
    3.    Strategy to Respond to Identified Risks.
    The Company’s Sustainability department conducts the initial follow up with Covered Suppliers who fail to provide a CMRT or whose responses are incomplete (such as, for example, a failure to identify processing facilities). Covered Suppliers who continue to fail to respond or cooperate are escalated to the Sourcing Department for further possible action. Additionally, the Policy informs Covered Suppliers that they may not supply the Company with Conflict Minerals from sources that support armed groups in the Covered Countries and that the Company will assist them in their efforts to respond to the CMRT and to gather information from upstream suppliers. Through these efforts, the Company can monitor and respond to any identified risks.
    4.    Independent Third Party Audit.
    The Company will obtain an independent audit of its Conflict Minerals due diligence process if and when required under the Rule. No audit is required under the Rule for the current Reporting Period. The Company does not audit processing facilities in light of its position in the supply chain; however, the Company does maintain a membership in the RMI through which it can monitor audit status and information for the smelters and refiners in its supply chain.
    5.    Report on Supply Chain Due Diligence.
    The Policy requires the Company to report annually to the SEC and to make a copy of its Conflict Minerals Report available on its website in each case as required by the Rule. A copy of this Conflict Minerals Report will be available on the Company’s website. The website and the information accessible through it are not incorporated into this Conflict Minerals Report.
Part II. Results of Due Diligence
    1.    Covered Products.
The Company determined that the following product lines manufactured by or for the Company during the Reporting Period contain Covered Products:
•Pants
•Shorts
•Fleece
•Outerwear
•Skirts
•Dresses
•Overalls
•Accessories
•Swimwear
•Intimates
•Footwear

2.    Conclusions; Supplier Data; Identification of Processing Facilities
Due to its position in the supply chain, the Company does not have direct relationships with the smelters and refiners that process the Conflict Minerals contained in its Covered Products. Accordingly, the Company relies on its Covered Suppliers and the RMI to provide information on the smelters and refiners of the Conflict Minerals contained in the Covered Products. The Company received responses from 100% of its Covered Suppliers during the Reporting Period.
The Company has listed in Attachment A to this Conflict Minerals Report (a) the processing facilities recognized by the RMI that were reported by the Company’s Covered Suppliers as being in their supply chains during the Reporting Period, (b) the country where its Covered Suppliers have indicated such processing facilities are located, and (c) the status of such processing facilities under the RMAP assessment protocol, and (d) the countries from which such processing facilities may have sourced the ores or concentrates used to smelt or refine the Conflict Minerals based on aggregate data available to the Company through the RMI. Over 92% of the processing facilities listed in Attachment A are currently conformant under the RMAP assessment protocol according to the RMI. All of the processing facilities listed in Attachment A that are not designated as conformant were on RMI’s Conformant Smelter List for all or a portion of 2022 and one is currently on the Extended Corrective Action Plan (ECAP) List. The processing facility RMAP status and the RMI aggregate sourcing data set forth in this Conflict Minerals Report are based on the information posted on the RMI website as of April 14, 2023.
In light of the Company’s position in the supply chain, the Company’s efforts to determine the location of the mines used by the processing facilities identified by the Covered Suppliers included its (a) request to all Covered Suppliers to complete the CMRT, (b) review of all processing facility information provided by Covered Suppliers, and (c) review of processing facility country of origin information available to the Company based on its membership in the RMI.
    3.    Current and Future Due Diligence Measures
    The steps undertaken by the Company during the current Reporting Period to mitigate the risk that the Conflict Minerals used in its Covered Products will benefit armed groups in the Covered Countries are described in Part I of this Conflict Minerals Report. The Company intends to continue to maintain its membership in the RMI and work with its Covered Suppliers to obtain information about the Conflict Minerals in its Covered Products and whether the smelters and refiners who process the Conflict Minerals conform to the RMAP assessment protocol and will report the results of its efforts as required by the Rule. For processing facilities in the Company’s supply chain who fail to conform to the RMAP assessment protocol, the Company intends to continue to engage with its Covered Suppliers to confirm that they are requiring their suppliers to obtain Conflict Minerals from RMAP conformant processing facilities and are requesting any non-conformant processing facilities to become conformant with the RMAP protocols as soon as possible.
Forward looking statements
Selected statements contained in this Conflict Minerals Report are “forward-looking statements.” Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any forward-looking statements in this Conflict Minerals Report are based on current information as of the date of this Conflict Minerals Report, and the Company assumes no obligation to correct or update any such statements in the future, except as required by applicable law.

Attachment A
1.    The facilities recognized by RMI that have been identified to the Company by its Covered Suppliers as processing Conflict Minerals used by those Covered Suppliers, the country in which they are located, and their RMAP status is set forth below.

METAL	PROCESSOR NAME	PROCESSOR LOCATION	RMAP STATUS
Gold	Jiangxi Copper Co., Ltd.	China	Conformant
Gold	Metalor Technologies S.A.	Switzerland	Conformant
Tin	Alpha	United States	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tin	CRM Synergies	Spain	Conformant
Tin	Dowa	Japan	Conformant
Tin	EM Vinto	Bolivia	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	China	Nonconformant[1]
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	Nonconformant[2]
Tin	Gejiu Zili Mining and Metallurgy Co., Ltd.	China	Nonconformant[3]
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Tin	Luna Smelter, Ltd.	Rwanda	Conformant
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	Metallic Resources, Inc.	United States	Conformant
Tin	Metallo Belgium N.V. (now known as Aurubis Beerse)	Belgium	Conformant
Tin	Metallo Spain SLU (now known as Aurubis Berango)	Spain	Conformant
Tin	Mineração Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Conformant
Tin	O.M. Manufacturing (Thailand) Co. Ltd.	Thailand	Conformant
Tin	Operaciones Metalurgical S.A.	Bolivia	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	PT Babel Inti Perkasa	Indonesia	Conformant
Tin	PT Babel Surya Alam Lestari	Indonesia	Conformant
Tin	PT Bangka Serumpun	Indonesia	Conformant
Tin	PT Bukit Timah	Indonesia	Conformant
Tin	PT Cipta Persada Mulia	Indonesia	Conformant
Tin	PT Menara Cipta Mulia	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
1 Smelter was removed from the RMAP Conformant Smelter List on February 3, 2022.
2 Smelter was removed from the RMAP Conformant Smelter List on July 29, 2022.
3 Smelter was removed from the RMAP Conformant Smelter List on January 31, 2023.

Tin	PT Prima Timah Utama	Indonesia	Conformant
Tin	PT Rajawali Rimba Perkasa	Indonesia	Conformant
Tin	PT Rajehan Ariq	Indonesia	Conformant
Tin	PT Refined Bangka Tin	Indonesia	Conformant
Tin	PT Sariwiguna Binasentosa	Indonesia	Conformant
Tin	PT Stanindo Inti Perkasa	Indonesia	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Tin	PT Tinindo Inter Nusa	Indonesia	ECAP[4]
Tin	Rui Da Hung	Taiwan	Conformant
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam	Conformant
Tin	Thaisarco	Thailand	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	Conformant
Tin	Tin Technology & Refining	United States	Conformant
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	Conformant
Tin	Yunnan Chengfeng Non-Ferrous Metals Co., Ltd.	China	Conformant

2.    Based on aggregated data obtained by the Company through its membership in the RMI, the processing facilities identified above source raw materials from one or more of the following countries in accordance with RMAP protocols: Argentina, Australia, Azerbaijan, Bolivia, Botswana, Brazil, Burkina Faso, Burundi, Cambodia, Canada, Chile, China, Colombia, Cote d’Ivoire, Democratic Republic of the Congo, Dominican Republic, Ecuador, Egypt, Fiji, Finland, France, French Guiana, Georgia, Ghana, Guatemala, Guinea, Guyana, Honduras, Indonesia, Japan, Kazakhstan, Kenya, Kyrgyzstan, Lao People’s Democratic Republic, Liberia, Malaysia, Mali, Mauritania, Mexico, Mongolia, Morocco, Myanmar, Namibia, New Zealand, Nicaragua, Niger, Oman, Panama, Papua New Guinea, Peru, Philippines, Portugal, Russian Federation, Rwanda, Saudi Arabia, Senegal, Serbia, South Africa, South Korea, Spain, Sudan, Suriname, Sweden, Tanzania, Turkey, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Venezuela, Vietnam, and Zambia.
4 Smelter was removed from the RMAP Conformant Smelter List on February 10, 2023 and was added to the Extended Corrective Action Plan (ECAP) List on February 15, 2023.